ADMINISTRATIVE AGENCY AGREEMENT

      THIS AGREEMENT is made as of September 3, 2013 by and between BROWN BROTHERS HARRIMAN & CO., a limited partnership organized under the laws of the State of New York (the "ADMINISTRATOR"), and First Trust Exchange-Traded Fund VII, a Massachusetts business trust (the "FUND" on behalf of each series listed on Appendix A to this Agreement each a "PORTFOLIO" and collectively, the "PORTFOLIOS") and registered with the Securities and Exchange Commission under the Investment Company Act of 1940 ("the 1940 ACT").

                                  WITNESSETH:

      WHEREAS, the Fund is registered with the United States Securities and Exchange Commission as a management investment company under the 1940 Act; and

      WHEREAS, the Fund desires to retain the Administrator to render certain services to the Fund and each Portfolio, and the Administrator is willing to render such services.

      NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1. APPOINTMENT OF ADMINISTRATOR. The Fund hereby employs and appoints the Administrator to act as its administrative agent on the terms set forth in this Agreement, and the Administrator accepts such appointment.

2. DELIVERY OF DOCUMENTS. The Fund will on a continuing basis provide the Administrator with:

      2.1 properly certified or authenticated copies of resolutions of the Fund's Board of Trustees authorizing the appointment of the Administrator as administrative agent of the Fund and approving this Agreement;

      2.2   a copy of the Fund's most recent registration statement;

      2.3 copies of all agreements between the Fund and its service providers, including without limitation, advisory, distribution and administration agreements and distribution and/or shareholder servicing plans;

      2.4   a copy of the Fund's valuation procedures;

      2.5   a copy of the Fund's Declaration of Trust and By-laws;

      2.6 any other documents or resolutions (including but not limited to directions or resolutions of the Fund's Board of Trustees) which relate to or affect the Administrator's performance of its duties hereunder or which the Administrator may at any time reasonably request; and

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      2.7   copies of any and all amendments or supplements to the foregoing.

3. DUTIES AS ADMINISTRATOR. Subject to the supervision and direction of the Fund's Board of Trustees, the Administrator will perform the administrative services described in Appendix B hereto. Additional services may be provided by the Administrator upon the request of the Fund as mutually agreed from time to time. In performing its duties and obligations hereunder, the Administrator will act in accordance with the Fund's instructions as defined in Section 5 ("Instructions"). It is agreed and understood that the Administrator shall not be responsible for the Fund's compliance with any applicable documents, laws or regulations, or for losses, costs or expenses arising out of the Fund's failure to comply with said documents, laws or regulations or the Fund's failure or inability to correct any non-compliance therewith. The Administrator shall in no event be required to take any action, which is in contravention of any applicable law, rule or regulation or any order or judgment of any court of competent jurisdiction.

      3.1 RECORDS. The Administrator will maintain and retain such records as required by the 1940 Act and other applicable federal securities laws and created pursuant to the performance of the Administrator's obligations under this Agreement. The Administrator will maintain such other records as requested by the Fund and received by the Administrator. The Administrator shall not be responsible for the accuracy and completeness of any records not created by the Administrator. The Administrator acknowledges that the records maintained and preserved by the Administrator pursuant to this Agreement are the property of the Fund and will be, at the Fund's expense, surrendered promptly upon reasonable request. In performing its obligations under this Section, the Administrator may utilize micrographic and electronic storage media as well as independent third party storage facilities.

4. DUTIES OF THE FUND. The Fund shall notify the Administrator promptly of any matter affecting the performance by the Administrator of its services under this Agreement and where the Administrator is providing fund accounting services pursuant to this Agreement shall promptly notify the Administrator as to the accrual of liabilities of the Fund, liabilities of the Fund not appearing on the books of account kept by the Administrator as to the existence, status and proper treatment of reserves, if any, authorized by the Fund. Where the Administrator is providing portfolio compliance monitoring services pursuant to this Agreement, the Fund agrees to notify the Administrator in the event the Fund or any officer, employee or agent of the Fund detects a possible non-compliance of the Fund with its investment restrictions, policies and limitations. The Fund agrees to provide such information to the Administrator as may be requested under the banking and securities laws of the United States or other jurisdictions relating to "Know Your Customer" and money laundering prevention rules and regulations (collectively, the "KYC Requirements"). For

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purposes of this subsection, and in connection with all applicable KYC
Requirements, the Fund and each Portfolio is the "client" or "customer" of the Administrator. The Fund further represents that it will perform all obligations required under applicable KYC Requirements with respect to its "customers" (as defined in the KYC Requirements) and that, because these customers do not constitute "customers" or "clients" of the Administrator under such applicable rules and regulations, the Administrator is under no such similar obligations.

5.    INSTRUCTIONS.

      5.1 The Administrator shall not be liable for, and shall be indemnified by the Fund in accordance with the provisions of Section 10 of this Agreement against any and all losses, costs, damages or expenses arising from or as a result of, any action taken or omitted in reasonable reliance upon Instructions or upon any other written notice, request, direction, instruction, certificate or other instrument believed by it to be genuine and signed or authorized by the proper party or parties. A list of persons so authorized by the Fund ("Authorized Persons") is attached hereto as Appendix C and upon which the Administrator may rely until its receipt of notification to the contrary by the Fund.

      5.2 Instructions shall include a written request, direction, instruction or certification signed or initialed on behalf of the Fund by one or more persons as the Board of Trustees of the Fund shall have from time to time authorized in writing. Those persons authorized to give Instructions may be identified by the Board of Trustees by name, title or position and will include at least one officer empowered by the Board to name other individuals who are authorized to give Instructions on behalf of the Fund.

      5.3 Telephonic or other oral instructions or instructions given by telefax transmission may be given by any one of the above persons and will also be considered Instructions if the Administrator reasonably believes them to have been given by a person authorized to give such Instructions with respect to the transaction involved.

      5.4 With respect to telefax transmissions, the Fund hereby acknowledges that (i) receipt of legible instructions cannot be assured, (ii) the Administrator cannot verify that authorized signatures on telefax instructions are original, and (iii) the Administrator shall not be responsible for losses or expenses incurred through actions taken in reasonable reliance on such telefax instructions. The Fund agrees that such telefax instructions shall be conclusive evidence of the Fund's Instruction to the Administrator to act or to omit to act.

      5.5 Instructions given orally will not be confirmed in writing and the lack of such confirmation shall in no way affect any action taken by the Administrator in reliance upon such oral Instructions. The Fund authorizes the Administrator to tape record any and all telephonic or other oral Instructions given to the Administrator by or on behalf of the Fund

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      (including any of its officers, directors, trustees, employees or agents or any investment manager or adviser or person or entity with similar responsibilities which is authorized to give Instructions on behalf of the Fund to the Administrator.)

6. EXPENSES AND COMPENSATION. For the services to be rendered and the facilities to be furnished by the Administrator as provided for in this Agreement, the Fund shall pay the Administrator for its services rendered pursuant to this Agreement a fee based on such fee schedule as may from time to time be agreed upon in writing by the Fund and the Administrator. Additional services performed by the Administrator as requested by the Fund shall be subject to additional fees as mutually agreed from time to time. In addition to such fee, the Administrator shall bill the Fund separately for any out-of-pocket disbursements of the Administrator based on an out-of-pocket schedule as may from time to time be agreed upon in writing by the Fund and the Administrator. The foregoing fees and disbursements shall be billed to the Fund by the Administrator and shall be paid promptly by wire transfer or other appropriate means to the Administrator.

7. STANDARD OF CARE. The Administrator shall be held to the exercise of reasonable care and diligence in carrying out the provisions of this Agreement, provided that the Administrator shall not thereby be required to take any action which is in contravention of any applicable law, rule or regulation or any order or judgment of any court of competent jurisdiction.

8. GENERAL LIMITATIONS ON LIABILITY. The Administrator shall incur no liability with respect to any telecommunications, equipment or power failures, or any failures to perform or delays in performance by postal or courier services or third-party information providers (including without limitation those listed on Appendix D).

      8.1 The Administrator shall also incur no liability under this Agreement if the Administrator or any agent or entity utilized by the Administrator shall be prevented, forbidden or delayed from performing, or omits to perform, any act or thing which this Agreement provides shall be performed or omitted to be performed, by reason of causes or events beyond its control, including but not limited to:

            8.1.1 any Sovereign Event. A "Sovereign Event" shall mean any nationalization; expropriation; devaluation; revaluation; confiscation; seizure; cancellation; destruction; strike; act of war, terrorism, insurrection or revolution; or any other act or event beyond the Administrator's reasonable control;

            8.1.2 any provision of any present or future law, regulation or order of the United States or any state thereof, or of any foreign country or political subdivision thereof, or of any securities depository or clearing agency; and

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            8.1.3 any provision of any order or judgment of any court of competent jurisdiction.

      8.2 The Administrator shall not be held accountable or liable for any losses, damages or expenses the Fund or any shareholder or former shareholder of the Fund or any other person may suffer or incur arising from acts, omissions, errors or delays of the Administrator in the performance of its obligations and duties as provided in
            Section 3 hereof, including without limitation any error of judgment or mistake of law, except a damage, loss or expense resulting from the Administrator's willful malfeasance, bad faith or negligence in the performance of such Administrator's obligations and duties.

      8.3 The Administrator shall not be liable for any damages arising out of any misstatement or omission in the Fund's registration statement, prospectus, shareholder report, offering document or other information filed or made public by the Fund or First Trust Portfolios, L.P. (the "Distributor").

      8.4 In no event and under no circumstances shall either party be held liable to the other party for consequential or indirect damages, loss of profits, damage to reputation or business or any other special or punitive damages arising under or by reason of any provision of this Agreement or for any act or omissions hereunder, even if the party has been advised of the possibility of such damages or losses.

9. SPECIFIC LIMITATIONS ON LIABILITY. In addition to, and without limiting the application of the general limitations on liability contained in Section 8, above, the following specific limitations on the Administrator's liability shall apply to the particular administrative services set forth on Appendix B hereto.

      9.1 PORTFOLIO COMPLIANCE MONITORING. The compliance monitoring of the investments of the Fund and/or each Portfolio with respect to investment restrictions and policies is subject to parameters that may vary over time and which may be beyond the control or knowledge of the Administrator. Consequently, the results of the monitoring as notified by the Administrator to the Fund are to be considered merely as an indication of possible non-compliance with the investment restrictions and policies of the Fund and/or Portfolio rather than an affirmative statement as to non-compliance with the investment restrictions and policies. Moreover, the Administrator may not detect a breach and consequently might not notify the Fund thereof if information or data in its possession is inaccurate, incomplete or ambiguous. The Board of Trustees of the Fund shall remain fully responsible for ensuring compliance of the investments of the Fund and each Portfolio with its investment restrictions and policies and the services provided by the Administrator in monitoring investment restrictions and policies shall not be deemed to be a delegation of the Board's responsibility to the Administrator. In addition, the Fund agrees that the Administrator

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


            shall not be liable for the accuracy, completeness or use of any information or data that CRD (as defined in Appendix B hereof) or any other compliance system used by the Administrator generates in connection with such administrative compliance monitoring on any given date so long as not a result of Administrator's willful malfeasance, bad faith or negligence.

      9.2 LIABILITY FOR FUND ACCOUNTING SERVICES. Without limiting the provisions in Section 8 hereof, the Administrator's liability for acts, omissions, errors or delays relating to its fund accounting obligations and duties shall be limited to the amount of any expenses associated with a required recalculation of net asset value per share ("NAV") or any direct damages suffered by shareholders in connection with such recalculation. The Administrator's liability or accountability for such acts, omissions, errors or delays shall be further subject to clauses 9.2.1 through 9.2.4 below.

            9.2.1. The parties hereto acknowledge that the Administrator's causing an error or delay in the determination of NAV may, but does not in and of itself, constitute negligence or reckless or willful misconduct. The parties further acknowledge that in accordance with industry practice, the Administrator shall be liable and the recalculation of NAV shall be performed only with regard to errors in the calculation of the NAV that are greater than or equal to $.01 per share of a Fund. If a recalculation of NAV occurs, the Fund agrees to reprocess shareholder transactions or take such other action(s) so as to eliminate or minimize to the extent possible the liability of the Administrator.

            9.2.2. In no event shall the Administrator be liable or responsible to the Fund, any present or former shareholder of the Fund, or any other person for any error or delay that continued or was undetected after the date of an audit performed by the certified public accountants employed by the Fund if, in the exercise of reasonable care in accordance with generally accepted accounting standards, such accountants should have become aware of such error or delay in the course of performing such audit.

            9.2.3 The Administrator shall not be held accountable or liable to the Fund, any shareholder or former shareholder thereof or any other person for any delays or losses, damages or expenses any of them may suffer or incur resulting from (i) the Administrator's usage of a third party service provider for the purpose of storing records delivered to the Administrator by the Fund and which the Administrator did not create in the performance of its obligations hereunder; (ii) the Administrator's failure to receive timely and suitable notification concerning quotations or corporate actions relating to or affecting portfolio securities of the Fund; or
                  (iii) any errors in the computation of NAV based upon or arising out of quotations or information as to corporate actions if received by the Administrator either (a) from a source which the Administrator was authorized to rely upon

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                  (including, but not limited to, the fair value pricing
                  procedures of any investment manager of adviser of the Fund and those sources listed on Appendix D), (b) from a source which in the Administrator's reasonable judgment was as reliable a source for such quotations or information as such authorized sources, or (c) relevant information known to the Fund or its service provider which would impact the calculation of NAV but which is not communicated by the Fund or its service providers to the Administrator. To the extent that Fund assets are not in the custody of the Administrator, the Administrator may conclusively rely on any reporting in connection with such assets provided to the Administrator by a third party on behalf of the Fund.

            9.2.4. In the event of any error or delay in the determination of such NAV for which the Administrator may be liable, the Fund and the Administrator will consult and make good faith efforts to reach agreement on what actions should be taken in order to mitigate any loss suffered by the Fund or its present or former shareholders, in order that the Administrator's exposure to liability shall be reduced to the extent possible after taking into account all relevant factors and alternatives consistent with the Fund's Pricing Error Correction Guidelines. It is understood that in attempting to reach agreement on the actions to be taken or the amount of the loss which should appropriately be borne by the Administrator, the Fund and the Administrator will consider such relevant factors as the amount of the loss involved, the Fund's desire to avoid loss of shareholder good will, the fact that other persons or entities could have been reasonably expected to have detected the error sooner than the time it was actually discovered, the appropriateness of limiting or eliminating the benefit which shareholders or former shareholders might have obtained by reason of the error, and the possibility that other parties providing services to the Fund might be induced to absorb a portion of the loss incurred.

      9.3 LIABILITY FOR ETF TRANSFER AGENCY AND RELATED SERVICES. Without limiting the provisions in Section 8 hereof, the Administrator shall have no liability for any damages arising out of (i) the failure of any Authorized Participant to perform its obligations under a Participant Agreement ("Participant Agreement" defined for this purpose as any Participant Agreement between the Distributor and an Authorized Participant acknowledged by the Administrator); (ii) activities or statements of sales or wholesaler personnel who are employed by the Distributor or its affiliates; (iii) the failure of any Authorized Participant to deposit with the Fund's Custodian sufficient collateral, or to provide additional collateral upon request by the Administrator, in connection with the monitoring services provided for herein on Appendix B; or (b) any errors in the

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            computation of collateral requirements based upon or arising out of quotations or information received by the Administrator from a source which the Administrator was authorized to rely upon (including, but not limited to, those sources listed on Appendix D); or (iv) any losses, damages, tax consequences or expenses the Fund, Portfolio, or any shareholder or former shareholder of the Fund (or any Portfolio) or any other person may suffer or incur arising from acts, omissions, errors or delays of the Administrator in the performance of processing purchases or redemptions of the Fund's Cayman Subsidiary pursuant to any Instruction issued pursuant to paragraph 5 of this Agreement by an Authorized Person as described in Appendix B to this Agreement or as such Instruction may be modified in the future.

10. INDEMNIFICATION. The Fund hereby agrees to indemnify the Administrator against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any act, omission, error or delay or any third party claim, demand, action or suit, in connection with or arising out of performance of the Administrator's obligations and duties under this Agreement, not resulting from the willful malfeasance, bad faith or negligence of the Administrator in the performance of such obligations and duties. The provisions of this Section 10 shall survive the termination of this Agreement.

11. RELIANCE BY THE ADMINISTRATOR ON OPINIONS OF COUNSEL AND OPINIONS OF CERTIFIED PUBLIC ACCOUNTANTS.

      The Administrator may consult with its counsel or the Fund's counsel in any case where so doing appears to the Administrator to be necessary or desirable. The Administrator shall not be considered to have engaged in any misconduct or to have acted negligently and shall be without liability in acting upon the advice of its counsel or of the Fund's counsel.

      The Administrator may consult with a certified public accountant or the Fund's Treasurer in any case where so doing appears to the Administrator to be necessary or desirable. The Administrator shall not be considered to have engaged in any misconduct or to have acted negligently and shall be without liability in acting upon the advice of such certified public accountant or of the Fund's Treasurer.

12. TERMINATION OF AGREEMENT. This Agreement may be terminated by either party in accordance with the provisions of this Section.

      12.1 This Agreement shall have an initial term of one (1) year from the date hereof. Thereafter, this Agreement shall automatically renew for successive one (1) year periods unless either party terminates this Agreement by written notice effective no sooner than seventy-five (75) days following the date that notice to such effect shall be delivered to the other party at its address set forth

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            herein. Notwithstanding the foregoing provisions, either party may terminate this Agreement at any time (a) for cause, which is a material breach of the Agreement not cured within sixty (60) days, in which case termination shall be effective upon written receipt of notice by the non-terminating party, or upon thirty (30) days written notice to the other party in the event that the either party is adjudged bankrupt or insolvent, or there shall be commenced against such party a case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect. In the event a termination notice is given by a party hereto, all expenses associated with the movement of records and materials and the conversion thereof shall be paid by the Fund for which services shall cease to be performed hereunder. The Administrator shall be responsible for completing all actions in progress when such termination notice is given unless otherwise agreed.

      12.2. Upon termination of the Agreement in accordance with this Section 12, the Fund may request the Administrator to promptly deliver to the Fund or to any designated third party all records created and maintained by the Administrator pursuant to Section 3.1 of this Agreement, as well as any Fund records maintained but not created by the Administrator. If such request is provided in writing by the Fund to the Administrator within seventy-five (75) days of the date of termination of the Agreement, the Administrator shall provide to the Fund a certification that all records created by the Administrator pursuant to its obligations under Section 3.1 of this Agreement are accurate and complete. After seventy-five (75) days of the date of termination of this Agreement, no such certification will be provided to the Fund by the Administrator and the Administrator is under no further obligation to ensure that records created by the Administrator pursuant to Section 3.1 of this Agreement are maintained in a form that is accurate or complete.

13. CONFIDENTIALITY. The parties hereto agree that each shall treat confidentially the terms and conditions of this Agreement and all information provided by each party to the other regarding its business and operations. All confidential information provided by a party hereto shall be used by any other party hereto solely for the purpose of rendering or obtaining services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party without the prior consent of such providing party. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to be disclosed by or to any Regulatory Authority, any auditor of the parties hereto, or by judicial or administrative process or otherwise by Applicable Law.

      Each of the parties agrees that: (i) "confidential information" will include any and all information within the term "Nonpublic Personal Information" as defined in section 509(4) of the Gramm-Leach-Bliley Act of 1999 ("GLB"), Rule 3 of SEC Regulation S-P and under the regulations, interpretations, rulings and

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other issuances of other applicable federal agencies (collectively, "GLB
Regulations"); (ii) for client-shareholders who are residents of the Commonwealth of Massachusetts, "confidential information" will include any and all information within the term "Personal Information" as defined in section
17.02 of the Standards for the Protection of Personal Information of the Residents of the Commonwealth of Massachusetts ("Mass. Data Privacy Law"); (iii) the receipt, disclosure, use, sharing and dissemination of confidential information will be consistent with the provisions and requirements of GLB, the GLB Regulations and, if applicable, the Mass. Data Privacy Law; (iv) the parties will: (A) protect the security, confidentiality, and integrity of the confidential information subject to GLB, the GLB Regulations, and, if applicable, the Mass. Data Privacy Law and (B) implement appropriate measures designed to meet the objectives of GLB, GLB Regulations and the Mass. Data Privacy Law.

14. TAPE-RECORDING. The Fund authorizes the Administrator to tape record any and all telephonic or other oral instructions given to the Administrator by or on behalf of the Fund, including from any Authorized Person. This authorization will remain in effect until and unless revoked by the Fund in writing. The Fund further agrees to solicit valid written or other consent from any of its employees with respect to telephone communications to the extent such consent is required by applicable law.

15. ENTIRE AGREEMENT; AMENDMENT. This Agreement constitutes the entire understanding and agreement of the parties hereto and supersedes any other oral or written agreements heretofore in effect between the parties with respect to the subject matter hereof. No provision of this Agreement may be amended or terminated except by a statement in writing signed by the party against which enforcement of the amendment or termination is sought.

16. SEVERABILITY. In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

17. HEADINGS. The section headings in this Agreement are for the convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions thereof.

18. GOVERNING LAW. This Agreement shall be governed by and construed according to the laws of the Commonwealth of Massachusetts without giving effect to conflicts of laws principles and each of the parties hereto irrevocably consents to the exclusive jurisdiction of the courts of the Commonwealth of Massachusetts in the City of Boston and the federal courts located in the City of Boston. The fund irrevocably waives any objection it may now or hereafter have to the laying of venue of any action or proceeding in any of the aforesaid courts and any claim that any such action or proceeding has been brought in an inconvenient forum. Furthermore, each party hereto irrevocably waives any right that it may

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have to trial by jury in any action, proceeding or counterclaim arising out of or related to this Agreement or the services contemplated hereby.

19. NOTICES. Notices and other writings delivered or mailed postage prepaid to the Fund addressed to the Fund at 120 East Liberty Drive, Suite 400, Wheaton 60187, Attention: General Counsel or to such other address as the Fund may have designated to the Administrator in writing, or to the Administrator at 40 Water Street, Boston, MA 02109, Attention: Manager, Fund Administration Department, or to such other address as the Administrator may have designated to the Fund in writing, shall be deemed to have been properly delivered or given hereunder to the respective addressee.

20. BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Fund and the Administrator and their respective successors and assigns, provided that no party hereto may assign this Agreement or any of its rights or obligations hereunder without the written consent of the other party. Each party agrees that only the parties to this Agreement and/or their successors in interest shall have a right to enforce the terms of this Agreement. Accordingly, no client of the Fund or other third party shall have any rights under this Agreement and such rights are explicitly disclaimed by the parties.

21. COUNTERPARTS. This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original. This Agreement shall become effective when one or more counterparts have been signed and delivered by each of the parties. A photocopy or telefax of the Agreement shall be acceptable evidence of the existence of the Agreement and the Administrator shall be protected in relying on the photocopy or telefax until the Administrator has received the original of the Agreement.

22. EXCLUSIVITY. The services furnished by the Administrator hereunder are not to be deemed exclusive, and the Administrator shall be free to furnish similar services to others.

23. AUTHORIZATION. The Fund hereby represents and warrants that the Fund's Board of Trustees has authorized the execution and delivery of this Agreement and that an authorized officer of the Fund has signed this Agreement, Appendices A, B, C, and D and the fee schedule hereto.

24. (a) It is expressly acknowledged and agreed that the obligations of the Fund (and Portfolios thereof) hereunder shall not be binding upon any of the shareholders, Trustees, officers, employees or agents of the Fund (and Portfolios thereof), personally, but shall bind only the trust property of the Fund and the applicable Portfolios as provided in the Fund's Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Fund and signed by an officer of the Fund, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust

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property of the Fund and applicable Portfolio as provided in the Fund's
Declaration of Trust.

      (b) This Agreement is an agreement entered into between the Administrator and the Fund with respect to each Portfolio. With respect to any obligation of the Fund on behalf of any Portfolio arising out of this Agreement, the Administrator shall look for payment of such obligation solely to the assets for the Portfolio to which such obligation relates with the same effect as if the Administrator had separately contracted with the Fund by separate written instrument with respect to each Portfolio.

      (c) As used herein, the "applicable Portfolio" shall be each Portfolio in respect of which any amount due the Administrator arises, and if any amount due the Administrator arises in respect of more than one Portfolio, the same shall be allocated by the Administrator among such Portfolios in accordance with
Section 24(b). Any amounts due the Administrator which may not be allocated in accordance with the preceding sentence shall constitute General Liabilities as defined in the Fund's Declaration of Trust and allocated by the Fund and paid in accordance with the provisions thereof.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first written above. The undersigned acknowledges that (I/we) have received a copy of this document .

BROWN BROTHERS HARRIMAN & CO.


By: /s/ Shawn McNinch
    -------------------------
Name:  Shawn McNinch
Title: Senior Vice President
Date: 9/03/2013


FIRST TRUST EXCHANGE-TRADED FUND VII

By: /s/ Mark R. Bradley
    --------------------------
Name:  Mark R. Bradley
Title: President and CEO
Date: 9/03/2013


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                                       13
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                                   APPENDIX A
                                       TO
                      THE ADMINISTRATIVE AGENCY AGREEMENT
                                    BETWEEN
                      FIRST TRUST EXCHANGE-TRADED FUND VII
                                      and
                         BROWN BROTHERS HARRIMAN & CO.
                         Dated as of September 3, 2013


The following is a list of Funds/Portfolios for which the Administrator shall serve under a Administrative Agency Agreement dated as of September 3, 2013:

              First Trust Global Tactical Commodity Strategy Fund

IN WITNESS WHEREOF, each of the parties hereto has caused this to be executed in its name and on behalf of each such Fund.

FIRST TRUST EXCHANGE-TRADED FUND VII

By: /s/ Mark R. Bradley
    ---------------------------
Name:  Mark R. Bradley
Title: President and CEO


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                                   APPENDIX B

                        ADMINISTRATIVE AGENCY AGREEMENT

                                   Services

FUND ACCOUNTING SERVICES
The Administrator will provide the following fund accounting services to each Portfolio each day that such Portfolio and the New York Stock Exchange ("NYSE") is open (each a "Business Day"): transaction processing and review, custodial reconciliation, securities pricing and investment accounting.

Transaction Processing and Review. The Administrator shall input and reconcile each Portfolio's investment activity including with respect to:

      o     Investment taxlots

      o     Income

      o     Dividends

      o     Principal paydowns

      o     Capital activity

      o     Expense accruals

      o     Cash activity

      o     Corporate Reorganizations

Custodial Reconciliation. The Administrator shall reconcile the following positions of each Portfolio against the records of the Custodian:

      o     Securities holdings

      o Cash including cash transfers, fees assessed and other investment related cash transactions

      o     Trade settlements

Securities Pricing. The Administrator shall update each security position of each Portfolio as to the following:

      o Market prices obtained from approved sources including those listed on Appendix D or Fair Valuations obtained from an Authorized Person of the Fund

      o Mark to market of non-base receivables/payables utilizing approved foreign exchange quotations as quoted in Appendix D

      o Mark to market of non-base currency positions utilizing the approved sources quoted in Appendix D or Fair Valuations obtained from an Authorized Person of the Fund

Investment Accounting. The Administrator shall provide the following investment accounting services to each Portfolio:

      o     Amortization/accretion at the individual tax lot level

      o     General ledger entries

      o     Book value calculations

      o     Trade Date + 1 accounting

      o Calculation of Net Asset Value Per Share ("NAV") as of the close of business of the NYSE

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



PORTFOLIO COMPLIANCE MONITORING SERVICES
The Administrator shall perform the following compliance monitoring services with respect to the investments of each Portfolio on each Business Day unless otherwise specified ("Portfolio Compliance Monitoring Services"):

      o Trade date plus one monitoring of each Portfolio's investments with respect to the investment restrictions, policies and limitations as described in the current prospectus and statement of additional information, which shall be provided to the Administrator by the Fund, and agreed to by the Administrator and Fund

      o Monitoring of policies, restrictions and limitations with respect to certain derivative investments is performed monthly (or as requested)

      o Trade date plus one monitoring of each Portfolio's investments with respect to the 1940 Act requirements and rules thereunder (including Rule 2a-7 if applicable) and applicable Internal Revenue Code rules and regulations as described in Exhibit A attached hereto

      o Rule 17g-1 monitoring shall be performed monthly as requested o Qualifying income monitoring with respect to Subchapter M compliance shall be performed monthly

      o Trade date plus one monitoring of other portfolio investment restrictions, policies and limitations at such times as may be agreed in writing by the Fund and Administrator

      o The Administrator shall notify the Fund's Chief Compliance Officer ("CCO") or such other Authorized Person as may be agreed to by the Fund in the event and at such times as the Administrator detects possible non-compliance with a Portfolio's investment restrictions, policies and limitations ("Daily Exception Reporting")

      o Provide the Fund's CCO or such other Authorized Person as may be agreed to by the Fund a monthly report summarizing the results of the Portfolio Compliance Monitoring Services ("Monthly Summary Reporting")

      o Provide the Fund's Board of Trustees/Directors a quarterly report summarizing the results of the Portfolio Compliance Monitoring Services ("Quarterly Board Summary Reporting")

      o Assist the Fund in producing quarterly brokerage-related reports for the Fund's Board of Trustees as requested by the Fund and agreed to by the Administrator

      o The Administrator shall perform the following additional compliance monitoring services with respect to each Portfolio one each Business
            Day:

      o Provide the Fund's CCO or such other Authorized Person as may be agreed to by the Fund a daily portfolio compliance summary report ("Daily Summary Reporting")

TAX SUPPORT SERVICES
The Administrator shall provide the following tax support services to the Fund:

      o     Prepare fiscal year-end and excise tax distribution calculations;

      o Prepare monthly, quarterly and annual income distributions as described in each Fund's or Portfolio's prospectus

      o     Provide any tax analysis of portfolio transactions

      o Prepare annual capital gain distribution(s) including spillback amounts as required

      o     Prepare tax-related ROCSOP entries for fund accounting purposes

      o Review required tax disclosures (such as tax cost, long-term capital gain, tax-exempt designation, foreign tax credits, dividend-received deductions, and qualified dividend income pass throughs) in the Fund's financial statements

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


      o Prepare and file federal, state and local (if any) income tax returns, including tax return extension requests, for signature by the Fund and/or its auditor

      o     Prepare shareholder year-end tax information

      o Calculate the amounts and characterizations of distributions declared during the calendar year for Form 1099/DIV reporting

      o Provide analysis and necessary adjustments based on passive foreign investment companies ("PFICs") that have been identified by the Fund and communicated to the Administrator

      o Consult with the Fund's Authorized Persons on their management and/or investment strategy regarding straddles identified by the Fund and communicated to the Administrator and provide necessary adjustments

DESCRIPTION OF ADDITIONAL TAX SUPPORT SERVICES

      o Prepare and maintain tax accruals and necessary adjustments for convertible preferred stock investments

      o     Prepare available tax equalization schedules

      o     Prepare monthly Qualified Investment Income

      o     Prepare interim estimates of taxable income and capital gains

      o Consult with the Fund's Authorized Persons on various tax issues as requested and with the Fund's independent public accountant when appropriate

PERFORMANCE MEASUREMENT SERVICES The Administrator shall provide the following services related to calculating and reporting Fund performance:

      o Calculate time weighted total returns for each Portfolio (by class, if applicable) and report such returns to the Fund on a monthly basis, and SEC after-tax returns on an annual basis

      o If applicable, calculate 30-day SEC yields and report such returns to the Fund on a monthly basis

      o Provide and review each Portfolio's performance information disclosed in its financial statements, prospectus and statement of additional information

      o On a monthly basis, reconcile total return calculations to those reported by major database companies

      o At the Fund's request, report portfolio holdings to identified database companies

ETF TRANSFER AGENCY AND RELATED SERVICES

The Administrator shall perform the following ETF Transfer Agency and Related services and such other obligations as are set forth in any Participant
Agreement:

I. Creation and Redemption of Creation Units.

It is agreed and understood that the Administrator on the Fund's behalf, shall process the issuance and redemption of Creation Units of the Fund in blocks of Shares as established in the Prospectus for the Fund ("Creation Units") to and from such persons as are identified and approved by the Distributor as Authorized Participants and who have entered into a Participant Agreement.

      A. Accept from Authorized Participants creation and redemption orders for communication to the appropriate parties, approval (as may be agreed with the Distributor) and processing.

      B. Pursuant to creation and redemption orders that the Administrator as transfer agent shall receive from Authorized Participants (and which shall be confirmed by the Distributor, as required) and pursuant to the

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


         procedures set forth in the Participant Agreement, the Administrator shall communicate such orders to the Trust or Fund as appropriate.

      B. Pursuant to such creation orders that the Administrator as the Index Receipt Agent shall receive (and which shall be confirmed by the Distributor) and pursuant to the procedures set forth in the Participant Agreement, the Administrator shall transfer appropriate trade instructions to the Fund's custodian, Brown Brothers Harriman & Co. ("Custodian") and pursuant to such orders register the appropriate number of book entry only Creation Units in the name of The Depository Trust Company ("DTC") or its nominee as a shareholder (each a "Authorized Participant") of the Fund and deliver the Creation Units of the Fund to the appropriate Authorized Participant.

      C. Pursuant to such redemption orders that Index Receipt Agent shall receive from the Authorized Participant and pursuant to the procedures set forth in the Participant Agreement, the Administrator shall transfer appropriate trade instructions to the Custodian and, pursuant to such orders, redeem the appropriate number of Creation Units that are delivered to the designated DTC Participant Account of the Custodian for redemption and debit such Creation Units from the account of the Authorized Participant on the register of the Fund.

      D. On behalf of the Fund, the Administrator shall issue Creation Units for settlement with purchasers through DTC as the purchaser is authorized to receive. Beneficial ownership of ETF Shares shall be shown on the records of DTC and DTC Participants and not on any records maintained by the Administrator. In issuing Creation Units through DTC to an Authorized Participant, the Administrator shall be entitled to rely upon the latest Instructions that are received from the Distributor by the Administrator as Index Receipt Agent concerning the issuance and delivery of such Creation Units for settlement.

      E. The Administrator shall not issue on behalf of the Fund any Creation Units where it has received an Instruction from the Fund or the Distributor or written notification from any federal or state authority that the sale of the ETF Shares has been suspended or discontinued, and the Administrator shall be entitled to rely upon such Instructions or written notification.

      F. Upon the issuance of Creation Units as provided herein, the Administrator shall not be responsible for the payment of any original issue or other taxes, if any, required to be paid by the Fund or the Distributor in connection with such issuance.

      G. The Administrator will act only upon Instruction from the Fund and/or the Distributor in addressing any failure in the delivery of cash, securities and/or shares in connection with the creation and redemption of Creation Units. The Administrator shall ]not be required to advance, expend or risk its own funds or otherwise incur or become exposed to financial liability in the performance of its duties hereunder.

II.   Recordkeeping.

      A. The Administrator shall record the creation and redemption of Creation Units and maintain, pursuant to Rule 17Ad-14(e) under the Securities Exchange Act of 1934, as amended, a record of the total number of Creation Units that are authorized, issued and outstanding based upon data provided to the Administrator by the Fund or the Distributor. The Administrator shall also provide the Fund on a regular basis with the total number of Creation Units authorized, issued and outstanding; provided however that the Administrator shall not be responsible for monitoring the issuance of such Creation Units or compliance with any laws relating to the validity of the issuance or the legality of the sale of such Creation Units or shares.

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


III. Services Related to the Monitoring of Cash Collateral.

      (a) Monitor the collateralization levels as set forth in Participant Agreements in connection with cash collateral posted by Authorized Participants in connection with Creation Unit activity.

      (b) Mark to market daily the value of such cash collateral using a pricing source set forth on Appendix D.

      (c) Monitor collateral levels daily and communicate calls for additional collateral to the Authorized Participants as necessary based upon daily collateral requirement calculations using ratios set forth in Participant Agreements.

IV. Services Related to Processing Purchases and Redemptions of the Fund's Wholly-Owned Cayman Subsidiary

The Authorized Persons are duly authorized to instruct the Administrator in respect of the First Trust Global Tactical Commodity Strategy Fund and as such, hereby authorize and instruct the Administrator to process purchases and redemptions of the FT Cayman Subsidiary II on behalf of the First Trust Global Tactical Commodity Strategy Fund according to the following Standing
Instructions:

      creation Units for Shares of the First Trust Global Tactical Commodity Strategy Fund shall be denominated in US$.

Shares of FT Cayman Subsidiary II shall be purchased or sold by the First Trust Global Tactical Commodity Strategy Fund in US$. The Investing Fund (as set forth in the table below) shall be the First Trust Global Tactical Commodity Strategy Fund. Upon a creation or redemption order of the Fund, the Fund shall purchase or sell shares of the FT Cayman Subsidiary II as follows:

--------------------- --------------------------- ---------------------- ---------------------------------------------
   Investing Fund      Transaction in Investing         Subsidiary           Action Required by the Administrator
                                 Fund
--------------------- --------------------------- ---------------------- ---------------------------------------------
First Trust           Create                      FT Cayman              Purchase 20% of the US$ amount (2727):
Global Tactical                                   Subsidiary             [ETF NAV  * ETF Shares] into FT
Commodity                                         II (****)              Cayman Subsidiary II (2728)
Strategy Fund         --------------------------- ---------------------- ---------------------------------------------
(****)                Redeem                      FT Cayman              Sell 20% of the US$ amount (2728):
                                                  Subsidiary II          [ETF NAV * ETF Shares] into
                                                  (****)                 Investing Fund (2727)
--------------------- --------------------------- ---------------------- ---------------------------------------------

The Trust further represents and warrants: (i) to the Administrator that the purchase and redemption transactions contemplated herein are only intended to facilitate the mechanical processing of Instructions of the Fund and the FT Cayman Subsidiary II, and do not constitute an investment management technique or instrument for purposes of the investment objectives of the Fund; and (ii) to the Administrator that all necessary approvals and disclosures have been obtained or made (as the case may be) in relation to the processing of such transactions. The foregoing representations and warranties shall be deemed repeated with each transaction instructed and executed pursuant to the terms of this Instruction. This Instruction shall be deemed an Instruction as defined in this Agreement and shall constitute a standing Instruction until:

      1) terminated by the Authorized Persons in writing and acknowledged by the Administrator,

      2) amended In writing as may be agreed to from time to time by both Parties to this Agreement; or

      3) a one-time Instruction to the contrary is provided by an Authorized Person in writing and acknowledged by the Administrator.

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BROWN BROTHERS HARRIMAN & CO.

By: /s/ F. Meade Reynolds
    -------------------------
Name:  F. Meade Reynolds
Title: Managing Director
Date:

FIRST TRUST EXCHANGE-TRADED FUND VII

By: /s/ Mark R. Bradley
    -----------------------------
Name:  Mark R. Bradley
Title: President and CEO
Date:


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




                                   APPENDIX C

                        ADMINISTRATIVE AGENCY AGREEMENT

                           List of Authorized Persons



                                  Mark Bradley

                                 Scott Jardine

                                  James Dykas

                                  Kristi Maher

                                 Erin Klassman

                                Daniel Lindquist

                                  Coleen Lynch

                                Katherine Urevig

                                  Donald Swade

                                  John Gambla

                                 Rob Guttschow

                                  Lance Hinkle

                                   Tim Henry

                                   Erik Russo








FIRST TRUST EXCHANGE-TRADED FUND VII

By: /s/ Mark R. Bradley
    ----------------------------
Name:  Mark R. Bradley
Title: President and CEO
Date:

                                 APPENDIX D TO
                        ADMINISTRATIVE AGENCY AGREEMENT

AUTHORISED SOURCES

The Investment Manager and Fund hereby acknowledge that the Administrator is authorized to use the following authorized sources and their successors and assigns for financial reporting, compliance monitoring, performance measurement, pricing (including corporate actions, dividends and rights offering), and foreign exchange quotations, to assist it in fulfilling its obligations under the aforementioned Agreement.

BLOOMBERG
RUSSELL/MELLON
FUND MANAGERS / CLIENT DIRECTED
INTERACTIVE DATA CORPORATION
REPUTABLE BROKERS
THOMSON REUTERS
SUBCUSTODIAN BANKS
SIX TELEKURS
REPUTABLE FINANCIAL PUBLICATIONS
STOCK EXCHANGES
STAT PRO
MORGAN STANLEY CAPITAL INTERNATIONAL
WALL STREET OFFICE
PRICING DIRECT
MARKIT
SUPER DERIVATIVES
S&P
DOW JONES
JP MORGAN
SQX (SECURITIES QUOTE EXCHANGE)
BARCLAYS
FITCH SOLUTIONS
MOODYS
FORD EQUITY RESEARCH
FTSE GROUP
INVESTMENT TECHNOLOGY GROUP (ITG)
WM COMPANY
WOLTERS KLUWER FINANCIAL SERVICES
DEPOSITORIES (DTC, EUROCLEAR, ETC)
CLEARING BANKS (JP MORGAN CHASE, BANK OF NEW YORK MELLON, ETC)

FIRST TRUST EXCHANGE-TRADED FUND VII


By: /s/ Mark R. Bradley
    -------------------------------
Name:  Mark R. Bradley
Title: President and CEO

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